Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), executed effective this 1st day of July 2005  is between GlobalSCAPE Texas, LP a Texas limited partnership (the “Employer”), and Charles R. Poole (“Employee”).

R E C I T A L S:

A.                                   The Employer considers the maintenance of a sound management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

B.                                     Employee will be a member of Employer’s management team.

NOW, THEREFORE, in consideration of Employee’s future employment with Employer and other good and valuable consideration, the parties agree as follows:

Section 1.                                          Employment.  The Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions stated in this Agreement.

Section 2.                                          Duties.  Employee shall be employed as President and Chief Operating Officer of the Employer.  Employee shall perform such duties customary to his position, including the planning, direction and inspection of all aspects of the business, and in particular ensuring that Employer’s goals are achieved according to Employer’s business plan.  Employer may require Employee from time to time to provide assistance or services to, or act as an officer or director of Employer’s affiliates.  Employee shall perform such services and, if elected as a director or officer of any such company, shall hold such office (and discharge its duties) without additional compensation other than the compensation set forth in this Agreement.  Employee agrees to devote his full work time and best efforts to the performance of the duties as an Employee of Employer.

Section 3.                                          Term.  The initial term of employment of Employee hereunder shall be from July 1, 2005 to December 31, 2008.  This Agreement may be terminated prior to the end of the term by either party with or without cause.

Section 4.                                          Compensation and Benefits.  In consideration for the services of Employee hereunder, the Employer shall compensate Employee as follows:

(a)  Weekly Base Salary.  Effective July 1, 2005 and until the termination of Employee’s employment hereunder, Employer shall pay Employee a base salary at a bi-weekly rate of at least $5,769.69 (“Bi-weekly Base Salary”), payable in accordance with the regular payroll practices of the Employer for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized by Employee, and less Nine Hundred and Sixty Two Dollars ($962.00), which shall be deposited by Employer in an investment account held in the name of GlobalSCAPE Texas, LP (the “Deferred Pay Account”).  The Bi-weekly Base Salary may not be decreased at any time during the term of Employee’s employment hereunder, and shall be increased on each anniversary of July 1 by Nine Hundred Sixty Two Dollars ($962.00); provided, however, that this increase in Bi-weekly Base Salary shall not be remitted to Employee but shall be deposited by Employer in the Deferred Pay Account.  Amounts deposited in the Deferred Pay Account shall be retained in the Deferred Pay Account until such time as Employee has completed the term of this Agreement, or as provided in Section 7 below.

(b)                                 Bonus.  Employer shall pay Employee 2% of the “Net Income” (as defined below) of GlobalSCAPE, Inc., on a quarterly basis.  “Net Income” shall mean the amount of net income reflecting on the operating statements of GlobalSCAPE Inc. on the basis of which GlobalSCAPE, Inc. calculates its federal income tax liability.  The Bonus shall be paid quarterly no later than the the first payroll following completion of the quarterly review or annual audit, as applicable, of GlobalSCAPE, Inc. by its independent public accountants.   The bonus shall accrue on a quarterly basis, and in the event Employee’s employment hereunder terminates for any reason prior to the end of a quarter no partial bonus shall be paid in respect of that quarter.

(c)  Stock Option Plan.  Employer shall cause GlobalSCAPE, Inc. to issue the Stock Option Grant attached to this Agreement as Exhibit A.

(d)  Paid Time Off.  Employee shall be entitled to vacation and other paid time off in accordance with the Employer’s policies, as they may be modified from time to time during Employee’s employment hereunder, provided that Employee will have no less than fifteen (15) days of paid vacation during each year of this Agreement, with the vacation days for each one year term fully accruing on the first day of each year.

(e)  Group Insurance Benefits.  Employee shall be entitled to participate in the Employer’s group health, life and disability programs as are made available to the Employer’s other executives and officers and the Employee’s participation in such programs shall be at the same rates which are available to the Employer’s other executives and officers.

(f)  Savings Plans.  Employee shall be entitled to participate in Employer’s 401(k) plan, or other retirement or savings plans as are made available to the Employer’s other executives and officers on the same terms which are available to the Employer’s other executives and officers.

Section 5.                                          Expenses.  Employer will reimburse Employee for expenses related to the performance of his duties in accordance with its reimbursement policies in effect from time to time.

Section 6.                                          Termination of Employment.  Employee’s employment hereunder shall terminate prior to the end of the term of this Agreement upon the occurrence of any of the following:

(i)                                     Death.  Upon the death of Employee.

(ii)                                  Disability.  At the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee.  “Disability” with respect to an Employee shall be deemed to exist if the Employee meets the definition of either “disabled” or “disability” or like term under the terms of the Employer’s long-term disability benefit program (including the definitions for total or partial disability). Any refusal by Employee to submit to a reasonable medical examination to determine whether Employee is so disabled shall be deemed to constitute conclusive evidence of Employee’s disability.

(iii)                               Immediately upon notice by Employer to Employee or by Employee to Employer.

Section 7.                                          Separation Payment Upon Termination of Employment.  If Employee’s employment is terminated prior to the expiration of the term of this Agreement, then:

(i)                                     Employer shall pay and provide to Employee such separation payments and benefits as are then customary for Employer to grant to other employees whose employment is terminated under similar circumstances, if any;  and

(ii)                                  in the event Employer’s employment is terminated due to death, Disability, or terminated by Employer in connection with a “Change in Control,” as such term is defined in the 2000 Employee Stock Option Plan, then Employer shall also pay to Employee all amounts in the Deferred Pay Account (including any interest or other investment income) as of the date of termination; and

(iii)                               in the event Employee’s employment is terminated by Employer in connection with a Change in Control, then Employer shall also pay Employee an additional amount equal to the amount of deposits that Employee would have made to the Deferred Pay Account for the remaining term of this Agreement had Employee completed the term of this Agreement, with no present value deduction. The payment shall be paid in a lump sum within ten (10) business days of the Employee’s execution of a separation and release agreement with Employer.

The payments described in this Section 7 shall be Employee’s sole remedy in connection with his employment or termination of his employment.  If Employer’s Employment is terminated other than due to death, Disability, or a Change in Control, then all amounts in the Deferred Pay Account shall be retained by Employer.

Section 8.                                          Inventions; Assignment.

(a)                                  Inventions Defined.  All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, including its affiliates, whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer.  Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein.  Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b)                                 Covenant to Assign and Cooperate.  Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the worldwide right, title and interest of Employee in the Inventions.  Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer.  Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.

(c)                                  Successors and Assigns.  Employee’s obligations under this Section 8 shall inure to the benefit of Employer, its affiliates and their respective successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer and its affiliates in the Inventions.

Section 9.                                          Confidential Information.

(a)                                  Acknowledgment of Proprietary Interest.  Employee acknowledges the proprietary interest of Employer and its affiliates in all Confidential Information (as defined below).  Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer.  Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b)                                 Confidential Information Defined.  “Confidential Information” means all trade secrets, copyrightable works, confidential or proprietary information of Employer or its affiliates, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) the identities of clients or customers, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, services, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.

(c)                                  Covenant Not To Divulge Confidential Information.  Employer is entitled to prevent the disclosure of Confidential Information.  As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

(d)                                 Return of Materials at Termination.  In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information.  Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

Section 10.                                   Non-Solicitation.

(a)                                  Solicitation of Employees.  During Employee’s employment with Employer and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer or any of its affiliates at the time of Employee’s termination of employment with Employer to leave the employ of Employer or any of its affiliates, or, on behalf of himself or any other person, hire, employ or engage any such person.  Employee further agrees that, during such time, if an employee of Employer or any of its affiliates contacts Employee about prospective employment, Employee will inform such employee that he cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

(b)                                 Solicitation of Clients, Customers, Etc.  During Employee’s employment with Employer and for a period of twelve (12) months after termination of Employee’s employment at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not, directly or indirectly, solicit any person who, at the time of termination of Employee’s employment with Employer, was a client, customer, vendor, consultant or agent of Employer or its affiliates to discontinue business, in whole or in part, with Employer or its affiliates.  Employee further agrees that, during such time, if such a client, customer, vendor, or consultant or agent contacts Employee about discontinuing business with Employer or moving that business elsewhere, Employee will inform such client, customer, vendor, consultant or agent that he cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

Section 11.                                   No-Compete.

(a)                                  Competition During Employment.  Employee agrees that during the term of his employment with Employer, neither he nor any of his affiliates, will directly or indirectly compete with Employer or its affiliates in any way, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with, the businesses in which Employer and its affiliates are now engaged or in which Employer or its affiliates become engaged during the term of employment; provided, however, that this Section 11(a) shall not prohibit Employee or any of his affiliates from: (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer and its affiliates.    Furthermore, Employee agrees that during the term of employment, he will undertake no planning for the organization of any business activity competitive with the work he performs as an employee of Employer and Employee will not combine or conspire with any other employees of Employer and its affiliates for the purpose of the organization of any such competitive business activity.

(b)                                 Competition Following Employment.  In order to protect Employer against the unauthorized use or the disclosure of any Confidential Information of Employer and its affiliates presently known or hereinafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period of twelve (12) months after the termination or cessation of his employment with Employer at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, neither Employee nor any of his affiliates, shall, directly or indirectly, for itself or herself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i)                                     engage or participate in any business which engages in competition with such businesses being conducted by Employer or any of its affiliates during the term of employment anywhere in any state in the United States or in any foreign country where the Employer or any of its affiliates distributes software or performs services related to the distribution of software, or any other business in which the Employer or any of its affiliates has been actively engaged during the term Employee performed services for the Employer; provided, however, that this provision shall not prohibit Employee or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer;

(ii)                                        assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Section 12.                                   General.

(a)                                  Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 12(a):

If to Employer, to:

GlobalSCAPE Texas, LP

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

(210) 690-8824 facsimile

(or the subsequent headquarters of Employer as known to Employee)

If to Employee, to the Employee’s last known address appearing on Employer’s records

(b)                                 Withholding.  All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law, except those earnings deposited in the Deferred Pay Account, to the extent permitted by law.

(c)                                  Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 8, 9, 10, and 11 Employer shall suffer immediate, substantial and irreparable injury and shall have no adequate remedy at law.   Accordingly, in event of such breach, Employer shall be entitled, in addition other remedies and without showing actual damages, to specific performance and other appropriate injunctive and equitable relief.

(d)                                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this

Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)                                  Waivers.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)                                    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g)                                 Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(h)                                 Interpretation of Agreement.  This Agreement shall be construed according to its fair meaning and not for or against either party.  Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.  The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(i)                                     Binding Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer.  The affiliates of Employer shall be considered third party beneficiaries of this Agreement with respect to any services provided by Employee to them and in connection with Employee’s covenants in Sections 8, 9,10, and 11 hereof.  The Employer may assign this Agreement; provided that in the event of any such assignment, the Employer shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder.  If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee’s estate.  This Agreement is not otherwise assignable by Employee.

(j)                                     Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k)                                  Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

(l)                                     Arbitration.  Without limiting Employer’s right to seek equitable remedies under Section 12(c) above, Employer and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration.  Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in San Antonio, Texas in accordance with the rules of the American Arbitration Association (“AAA”).  Arbitration will be conducted before a panel of three neutral arbitrators selected from a AAA list of proposed arbitrators with business law experience.  Either party may take any legal action needed to protect any right pending completion of the arbitration.  The arbitrator will determine whether an issue is arbitrable and will give effect to applicable statutes of limitation.  The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment.  Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence.  All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders, as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction over the parties.  All costs of the arbitration proceeding or litigation to enforce the arbitration award shall be paid by the party against whom the arbitrator decides.

(m)                               Employee Representations.   Employee represents and certifies to Employer that he:  (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult his attorney; (vi) has determined that it is in his best interest to enter into this Agreement; (vii) has not been influenced to sign this Agreement by any statement or representation by Employer or its counsel not contained in this Agreement; and (viii) enters into this Agreement knowingly and voluntarily.

EXECUTED as of the date and year first above written.

GLOBALSCAPE TEXAS, LP

by: GS General, LLC, its general partner

by:
Thomas W. Brown
Chairman of the Board of Directors of GlobalSCAPE, Inc., sole member

Charles R. Poole